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                                                                    Exhibit 23.1



                               CONSENT OF KPMG LLP


The Board of Directors
Sealed Air Corporation:

We consent to incorporation by reference in this Registration Statement on Form S-8 of Sealed Air Corporation of our reports dated January 25, 2000, relating to the consolidated balance sheets of Sealed Air Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of earnings, equity, comprehensive income, and cash flows for the years then ended, and the related schedule, which reports appear in or are incorporated by reference in Sealed Air Corporation's Annual Report on Form 10-K for the year ended December 31, 1999.


/s/ KPMG LLP

KPMG LLP
Short Hills, New Jersey
August 3, 2000